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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
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            CHATTEM, INC. ANNOUNCES $75 MILLION HIGH YIELD OFFERING


Chattanooga, Tennessee -- (April 27, 1999) -- Chattem, Inc. (NASDAQ:CHATT) a leading marketer and manufacturer of branded consumer products, announced today that it intends to commence an offering of $75 million of senior subordinated notes due April 1, 2008, covered by its existing $250 million shelf registration statement. The notes will be issued under the indenture governing the Company's existing $200 million 8-7/8% senior subordinated notes sold in March, 1998. NationsBanc Montgomery Securities LLC and Lehman Brothers are underwriters of the issue. The offering will be made only by the Company's preliminary prospectus supplement dated April 27, 1999.

     Net proceeds of the offering will be used for general corporate purposes, including reducing exiting indebtedness outstanding under the Company's senior credit facility. The offering also allows the Company greater financial flexibility by locking in favorable long-term interest rates and increasing the availability of borrowings under the Company's senior credit facility to be used to fund general corporate purposes, including internal growth, acquisitions and the refinancing of higher cost indebtedness.

     The $75 million offering, if successfully completed, is not anticipated to be dilutive to Chattem's fiscal 1999 earnings based on current interest rates, as the costs associated with the Company's remaining senior indebtedness will be reduced. The offering is expected to close in early May.

     A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted without the delivery of a final prospectus supplement and the accompanying prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

     Statements concerning the Company's business outlook, anticipated profitability, sales or expenses and sales growth, together with other statements made in this press release that are not historical facts, including the statements made in the third paragraph of this release, are "forward looking statements" as that term is defined under the federal securities laws. All forward looking statements are subject to the risks and uncertainties which could cause actual results to differ materially from those projected, including those described in the Company's filings with the Securities and Exchange Commission.
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Company Contact:    Zan Guerry
                    Chairman and CEO
                    423/821-2037, ext. 201

                    Alec Taylor
                    President & Chief Operating Officer
                    423/821-2037, ext. 281

                    Steve Powell
                    Controller
                    423/821-2037, ext. 340